PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third-quarter 2008 North American Scientific earnings conference call. At this time all participants in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS). I would now like to turn the presentation over to your host for today's call, Mr. John Rush, President and CEO. Please proceed, sir.

John Rush - *North American Scientific - President, CEO*

Good afternoon, everyone. Before we begin discussing the Company's fiscal third-quarter 2008 results, I would like to read the following statement.

In connection with this conference call and webcast the Company wishes to take advantage of the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking statements under the Act. Such forward-looking statements could include general or specific comments by Company officials about future performance as well as certain responses to questions proposed to Company officials about future operating matters. The Company wishes to caution participants in this call that numerous factors could cause actual results to differ materially from any forward-looking statements made by the Company officers. These factors include the risk factors set forth in the Company's SEC filings and the fact that events and circumstances may occur, such as the Company may not meet its current operating plan as expected. Any forward-looking statements made in this call speak only as of the date of this call, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.

Having said that, let's begin the discussion of fiscal third-quarter results. The way we'd like to start the call today is with a financial review of our third quarter and fiscal year-to-date results as described in today's earnings release, followed by my commentary on the quarter and other significant progress the Company continues to make in our key areas of focus. After my commentary, we will entertain your questions.

To get started here, let me now turn the call over to our new CFO, Brett Scott.

Brett Scott - *North American Scientific - CFO*

We have issued a press release today that presents detailed financial results, so I will limit my comments to the financial highlights. Let's review our results for the third quarter or three months ended July 31st, 2008.

Total revenues increased us $0.7 million or 26% to $3.4 million for the three months ended July 31st, 2008, as compared to $2.7 million for the three months ended July 31st, 2007. The increase in revenue is due to a $0.7 million increase in sales volume, primarily related to sales of our palladium brachytherapy seeds. Average selling prices remained unchanged period over period.

Gross profit increased $0.6 million or 94% to $1.2 million for the three months ended July 31st, 2008, as compared to $0.6 million for the three months ended July 31st, 2007. As a percent of sales, gross profit increased to 34% in the three months ended July 31st, 2008, from 22% in the three months ended July 31st, 2007. This represents an overall increase of 54% in gross profit. The increase in our gross profit is primarily due to the higher volume in revenue and cost controls implemented to reduce our per-seed production costs, offset somewhat by a shift in product mix to palladium from iodine seeds and increased packaging costs for our SurTRAK product.

Operating expenses increased $1.7 million or 48% to $5.3 million for the third quarter of fiscal 2008, from $3.6 million for the third quarter of fiscal 2007. The increase in operating expenses is attributed to $0.3 million increase in spending on research and development related to our ClearPath device, a $1 million increase in severance-related costs, a $0.2 million increase in G&A expenses and a $0.2 million increase in selling expenses. The net loss from operations for the third quarter of fiscal 2008 was $4.1 million or $0.22 per share compared with a net loss from continuing operations for the third quarter of fiscal 2007 of $3 million or $0.52 per share.

The $1.1 million increase in the net loss from continuing operations was primarily due to an increase in operating expenses of $1.7 million, as previously discussed, offset by a $0.6 million increase in gross margin.

Turning to the nine months ended July 31st, 2008, total revenue increased $2.4 million or 30% to $10.6 million for the nine months ended July 31st, 2008, compared to $8.2 million for the nine months ended July 31st, 2007. The increase in our radiation sources business primarily reflects both an increase in sales of and shift in product mix to our palladium brachytherapy seeds. Gross profit increased $1.5 million or 74% to $3.5 million for the nine months ended July 31st, 2008, from $2 million for the nine months ended July 31st, 2007. As a percentage of sales, gross profit increased to 33% for the nine months ended July 31st, 2008, from 25% for the nine months ended July 31st, 2007. This represents an overall increase of 32% in gross profit.

The increase in gross profit is the result of increased total revenue and, to a lesser extent, an approximate $0.4 million reduction in seed production costs as a result of lower material cost and increased efficiency in material usage. The gains in gross profit were somewhat offset by a $1.3 million increase in overall costs due to a shift in product mix to a higher presence of palladium seed sales.

Operating expenses increased by $5.2 million or 49% to $15.7 million for the first nine months of fiscal 2008, as compared to $10.5 million for the first nine months of fiscal 2007. The increase in operating expenses is attributed to $2 million increased spending on research and development related to our ClearPath device, a $1.4 million increase in severance-related costs, $1.1 million increase in G&A costs and a $0.7 million increase in selling and marketing costs.

The net loss from continuing operations for the first nine months of fiscal 2008 was $13.5 million or $0.91 per share compared with a net loss from continuing operations for the first nine months of fiscal 2007 of $8.6 million or $1.46 per share. The $4.9 million increase in the net loss from continuing operations was due to an increase in operating expenses of $5.2 million, a $1.2 million increase in interest expense and other expenses, offset by a $1.5 million increase in gross profit.

Now let's discuss the balance sheet. At the end of the first nine months of fiscal 2008, the Company had $1.7 million in cash and cash equivalents compared to $0.6 million at the end of fiscal year 2007. During the third quarter of fiscal 2008 the Company

used $3.6 million cash in operating activities for continuing operations as compared with $2.5 million in the third quarter of the prior year. As of July 31st, 2008, the Company had $1.5 million in interest-bearing debt outstanding.

Stockholders equity at July 31st, 2008 is $0.8 million and is less than the $2.5 million minimum stockholders equity requirement for continued listing on the NASDAQ capital market. The balance at July 31st, 2008 does not reflect the September 2008 sale of certain assets from our nontherapeutic product line.

John?

John Rush - *North American Scientific - President, CEO*

Thank you, Brett. As you've just heard, the third quarter was yet another very successful quarter for the Company as we continue to execute on our strategies of driving top-line sales, improving operational efficiencies, focusing on local radiation delivery for therapeutic applications and gaining clinical experience with ClearPath.

During the quarter we grew our base business 26%, which represents our 12th quarter in a row of year-over-year growth. Year to date revenues are up 30% over prior year.

While many of our competitors describe the prostate brachytherapy market as a tough market and some are reporting declines in revenue by as much as 20%, we continue to grow. We believe that we're strategically positioned to continue to take share in the marketplace. Our direct organization is just starting to hit their stride after a necessary 50% turnover in the sales organization earlier this year. We are in a position of strength when compared to many of the market leaders to control our destiny long-term because we have control over a full line of prostate local radiation products to include iodine, palladium and full capabilities in the stranding and preloaded needle segments.

As the reimbursement climate continues to change, we believe that the full-service, low-cost provider will win. We are in a better position to do this than most of the current market leaders. Our sales growth 12 quarters in a row continues to validate these beliefs.

In the area of operational improvements, during the quarter we increased our gross margins by more than 50% over prior year. Our year-to-date gross profit dollars are up 74% over prior year. We have introduced lean manufacturing procedures organizationally that have improved lead times by 80%, allowing us to spend less money on raw materials, reduce our waist and reduce our inventory on hand while improving overall service to our customers. During the quarter we completed consolidation of all prostate manufacturing into our Chatsworth facility, which further improved efficiencies. We believe we are well positioned to handle the continued growth we expect in the prostate business, and margins will continue to improve as volume increases.

Since the sale of our NOMOS division a year ago, we have been communicating to all that we have reviewed our organizational focus on our core area of strength, which is developing and marketing products for local radiation treatment for cancer. After consolidation of our prostate manufacturing operations in June, we made a decision to divest of a small, non-therapeutic radiation standards and controls business. This was the original business North American Scientific was founded on. It represents about $4 million of our revenue. The business has not been growing in quite some time, and our average prices have been declining. The non-therapeutic business has not been a part of our long-term plans for some time.

The opportunity to divest of this business to an organization who successfully focuses on this non-therapeutic area we believe was a good idea. This divestiture allows us to completely vacate our remote manufacturing facility, provides necessary cash to run operations without diluting shareholders and allows us to truly focus on the treatment business. We believe this was a win for all parties.

In addition to our prostate cancer business which we reported earlier continues to grow at rates north of 20% for the last 12 quarters. We are excited about our new ClearPath HD our device, which is utilized to deliver local radiation to breast cancer patients. This is a significant market, one that we believe is more than 500 million in opportunity in the United States alone. The ClearPath-HDR device is a temporary implant which generally is implanted in the patient for a period of time which can be as long as ten days. While the device is implanted, the patient experiences a CT scan evaluation of the implant, treatment planning, a weekend at home and five days of treatment before removal of the device.

The benefit that the ClearPath-HDR product offers include best-in-class custom dosing capabilities and, therefore, the greatest control of the radiation dose each patient will receive. Additionally, the ClearPath device offers unparalleled patient comfort in a shortened, effective course of treatment. This breast local radiation procedure is called Accelerated Partial Breast Irradiation, or APBI. The APBI treatment is delivered over five days as opposed to every day for a period of six weeks, for external beam radiation treatment.

Previously we're reported that we intended to complete ClearPath-HDR product development enhancements in the second calendar quarter of 2008, and we intended to initiate our clinical experience in July. Last night we announced that we initiated and successfully completed our first clinical case in Dallas, Texas, in August. This case went very smoothly, and we were pleased with the physician and patient feedback we received. We're continuing our early clinical experience with the two trained sites we now have opened, and we have initiated training in sites three and four with the expectation that we will begin to treat patients in these centers over the next coming weeks.

Our internal design control system requires a fixed number of clinical cases to complete the design control process. We will continue to collect that data. We have set an internal goal of 50 clinical cases to be completed over the coming months in eight predetermined centers. As communicated previously, we intend to be deliberate and responsible in this process before we claim we're ready for commercial launch. We do not intend to publicly report on every case in this early clinical experience. Our clinical, marketing and R&D teams are focused on these early clinical cases to optimize training and procedure development so that, when we do launch, we are ready. So far, we are happy with the early customer and physician feedback and our eight pre-selected clinical sites are motivated to work closely with us as we gain this important experience.

Since the last call we have finished building out our management team with the addition of Brett Scott, CFO; and Robin Gibbs, VP of Marketing. Brett and Robin have extensive medical device experience in their respective functional areas, and we are extremely pleased to have them as a part of senior team.

Finally, with regards to cash, the proceeds from the sale of the nontherapeutic business combined with the available debt lines from the Silicon Valley Bank, will provide us with ample funds to run the operations near-term. Longer term, we understand that we will most likely need additional funding, and as such, we're exploring multiple options for additional financing which keeps the best interest of the shareholders in mind.

At this time we're not at liberty to discuss any of these options on this call.

In closing, the results from Q3 in all of our areas of focus show that we're winning despite the many challenges that still lie ahead. We have achieved top-line growth for 12 straight quarters in our base business, we continue to improve gross margins, we executed on a non-dilutive financing that provided greater focus on our therapeutic value-creating opportunities, and we have progressed into the clinical arena with our most exciting new product, ClearPath. We remain very excited about our growth prospects moving forward and look forward to reporting on continued progress in all areas at the next quarterly call.

With that, I would like to open the call for questions. Operator?

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS) [George Tuttle], private investor.

George Tuttle - - *Private Investor*

Congratulations again, John, on a great launch. I was wondering; you said that you have two trained sites up and ready to go now?

John Rush - *North American Scientific - President, CEO*

That's correct.

George Tuttle - - *Private Investor*

And you have done six other ones to get up and ready to go?

John Rush - *North American Scientific - President, CEO*

That's correct. Sites three and four have already started the training process, and they are at various stages. So they should be ready in the next couple of weeks.

George Tuttle - - *Private Investor*

Now big a deal is that, or do you have your internal people or the surgeons visit one another from other centers? Or, how is that experience transferred?

John Rush - *North American Scientific - President, CEO*

Well, we are still learning, which is part of the experience that we're going through here. But, in this procedure, the procedure lasts about a week-and-a-half, because there's implantation of the device that's usually done, but not always, by a surgeon. Then, the patient goes through treatment planning, which is a combination of radiation, oncology and physicists; and then, the actual treatment, which is, again, radiation, oncology and physicists.

So there are a number of physicians that we need to train on either implantation, removal or treatment planning. It's something that we feel like we've gotten our hands around, but I think we need more data points to absolutely understand it. So far, the first the two centers in terms of training and getting them up and running went very smoothly. So we are encouraged by what we've seen so far.

George Tuttle - - *Private Investor*

Is the device able to be removed in the doctor's office?

John Rush - *North American Scientific - President, CEO*

Yes. Generally, the device – generally what happens is the surgeon would implant the device, the patient would then get referred over to the radiation oncologist and physicist, who work together. They'll do a treatment plan, and they'll start treatment, usually on Monday. They'll treat for five days, and then they would actually generally remove the device after the last treatment on the fifth day.

In some cases we've had the patient referred back to the surgeon for removal, just because of schedules. But, I think what we'll see more often in the marketplace is that the radiation oncologist takes the device out at the end of treatment. And it could be taken out anywhere.

George Tuttle - - *Private Investor*

That's great. That is a big benefit. Is that implanted with local anesthetic?

John Rush - *North American Scientific - President, CEO*

Yes. It's very similar to doing a breast biopsy in an office under ultrasound.

George Tuttle - - *Private Investor*

Does the Company receive any money for the 50 cases at all?

John Rush - *North American Scientific - President, CEO*

Some of these centers will be able to charge for the devices. Other ones, it will be more challenging.

George Tuttle - - *Private Investor*

So in ballpark terms, do you think these other 49 cases or whatever will be done by what period of time, calendar year-wise?

John Rush - *North American Scientific - President, CEO*

We don't give the forward-looking guidance on that, but as I mentioned in my comments, I think this is going to take us a number of months to do, for sure. These generally start slow because the cases take almost two weeks. As a rule, a new customer will try it and go through the entire two weeks and see how it works before they try it again. So it's a little bit of a slow start until you get them up and running and comfortable with the benefits of the product, and then they have the ability to go faster.

George Tuttle - - *Private Investor*

Thanks. It seems like the process of all your planning is going through without too much of a hitch so far.

John Rush - *North American Scientific - President, CEO*

We're trying our best, but thank you.

George Tuttle - *- Private Investor*

I think you're doing a great job so far.

Operator

[Norman Heiman], [Technologic and Investments].

Norman Heiman - *Technologic and Investments - Analyst*

I am an investor, and I do not know you guys in the past. The question I have is relatively simple, and that is -- what is the end point of the test and the data that you get? I guess what I'm saying is, the prognosis for a breast cancer patient is determined over time, but what technical end points do you need for data for any submissions or for any clinical work?

John Rush - *North American Scientific - President, CEO*

We have FDA approval for this device to utilize it. So, from a submission standpoint, we don't necessarily have to do these clinicals. We have an internal design control process that requires that we do a certain number of clinicals to validate that the product that we develop to meet certain requirements meets those requirements, and we need to close the loop on that. That's part of the reason for doing these clinical cases.

The other, equally important reason in our minds, to do these clinical cases is to completely understand the learning curve, any idiosyncrasies about the device in the marketplace with regards to use so that when we declare that we are ready to launch, that we can adequately equip our sales team and our customers with the appropriate training and resources to make sure that, en masse, clinical cases go very well.

Maybe a different way to say that is, for these clinical cases, we are really holding people's hands, and we are there from start to finish. That isn't practical and won't be the case as we get into mass commercializations. We want to completely understand what the issues are. We think that's the most responsible way to launch the product.

Norman Heiman - *Technologic and Investments - Analyst*

Okay, in a sense, then, these tests -- I understand that you had approval. These tests are not to provide additional data points on the pure effectiveness because that was done, I suppose, in your trials. But really, more marketing and the technical hand-holding of getting into the marketplace in an orderly manner. But I don't know what data you would collect in the same time from a doctor. Is there any data taken as to dosing and so forth, which is in addition to what you've originally done in your original trials? And that's really the question. I understand the marketing side and the launching side. But, are there technical issues that have to be double-checked or validated?

John Rush - *North American Scientific - President, CEO*

Only from the standpoint that we believe that our two big benefits with this product are, one, our ability to contour dose so that we can treat more women that don't otherwise qualify for this procedure. And that we are going to learn as we do a lot of cases, many of them in commercialization, because we'll start treating patients that have very little skin flap between the cavity and the skin, so to speak.

The second benefit is a little bit of a softer benefit, and clearly, we interview the patients along these lines. But we think it's a very important benefit, although softer, and that's the patient comfort benefit. We have gone to great lengths to design this

product so that we can eliminate protrusions from the breast – stiff catheters and bundles that stick out from the breast in competitive devices that are uncomfortable. They eliminate a patient from taking a shower for ten days, which is a big deal to most people, particularly to most women. And with our device, we think we can get around that, be more comparable, sleep better at night and also be able to take a shower, and, in general, be less painful. So some of that is softer, and we are gathering that information from patients that we talk to that go through this process as well.

Norman Helman - *Technologic and Investments - Analyst*

Okay, but the intent to collect technical data, amount of dosing and so forth, which was done in your clinicals, is not the primary point. And I don't know whether the clinical treatments collect that data, anyway, for their own purposes, in treatment purposes, that they want to know, in fact, what dosing. Are they satisfied that what you are saying you are doing, you are doing, and they really don't need to check it?

John Rush - *North American Scientific - President, CEO*

No, no, no. I think there will be some ongoing probably more registry type work, post commercialization because, really, the effectiveness of these products is measured over years, not days.

Now, we are clearly piggy-backing on the use of iridium 192 in a cavity. There is a growing body of data at five years that says that it's as good or better than do an external beam; certainly, from a recurrence rate standpoint, that it is as good, and that you can treat locally instead of the entire breast and have more control over where your radiation dose goes. So we are clearly piggy-backing on that clinical data because we are using the same source in the cavity.

Norman Helman - *Technologic and Investments - Analyst*

So it's really marketing/launch/ patient use/doctor use kind of information, and you may get derivative information on dosing that was actually delivered or whatever -- but, that's not your primary purpose?

John Rush - *North American Scientific - President, CEO*

That's correct.

Operator

(OPERATOR INSTRUCTIONS). There are no further questions, sir.

John Rush - *North American Scientific - President, CEO*

Okay, thank you. We'd like to thank everyone on the call for taking the time to dial in and listen to our business update. We look forward to speaking with you again next quarter. Have a good day.

Operator

Thank you for your participation in today's conference. This concludes the presentation. Everyone have a great day.
